Exhibit 10.20

To:	Vince Gwiazdowski

Date:	February 13, 2002

Subject:	Letter of Understanding for International Employment

This letter confirms a mutual understanding of the terms and conditions applying to your international employment between you (“the Employee”) and LCC International, Inc. (“the Company”). Such employment may be subject to medical clearances and is subject to securing a passport, foreign government clearance, and your acceptance of the terms and conditions outlined in this letter. If the terms are acceptable to you, please sign and return the attached copy of the letter to Andrea Farrell of Human Resources.

Your point of origin for this assignment has been designated as McLean, Virginia. Your host location has been designated as Australia.

The anticipated effective period for your international employment is from on or about March 1, 2002 to March 1, 2005. It is anticipated that the assignment will be for a period of approximately three years, depending on the project duration; however, the actual duration of the assignment is dependent upon both the time necessary for you to complete the required duties, as determined by LCC, and the budget available to support these tasks. The length of the assignment may be extended if mutually agreed upon by you and the Company, and may also be shortened based upon the needs of the Company, at the Company’s sole discretion. In any event, changes to assignment length must be confirmed in writing.

You will continue to be paid in the United States through your normal salary account. US Social Security and other US benefit contributions will continue to be deducted from your base salary.

The following is a description of the allowances provided to you in US Dollars specific to the assignment:

House Hunting	You and your spouse will be provided with economy airfare to and from Australia to procure housing.

Moving Travel Costs	You and your spouse will be provided with business class airfare for the actual move.

Shipment of Household Goods	Shipment of your household goods will be paid for by LCC in accordance with the International Assignment Policy. We anticipate the relocation cost to be at or below $10,000.00.

Move-in Allowance	You will be provided with one-month base pay: $17,500.00, as a move-in allowance. This amount is subject to normal tax withholdings.

Housing Allowance	You will be provided with a housing allowance of $4,041.46 per month.

Car Allowance	You will be provided with a car allowance of $750.00 per month.

Trips Home	You and your spouse will be provided one round trip, business class, to the U.S. per year.

Return Shipment of Household Goods	At the completion of the assignment, the Company will pay for the return shipment of household up to the cost of the initial payment.

In addition to the allowances above, if necessary, a cash advance of up to $40,000.00 will also be available to further ease your transition to this assignment, to be repaid over a 1-year period through payroll deduction.

LCC will tax equalize you to ensure you continue to bear approximately the same tax costs as would be incurred by a colleague assigned in McLean, VA. Excluded from the tax equalization will be income generated from outside/personal income. Outside personal income includes interest, dividends, capital gains and losses, rental income and losses, self- employment income and losses, spouse’s compensation, income and losses from pass through entities such as partnerships and trusts, retirement or other non-LCC related income. Also excluded from tax equalization is any compensation from the grant, exercise, or vest of stock options. Itemized deductions used for tax equalization purposes will be your actual or standard itemized deduction provided by the United States.

If your are terminated for reasons other than cause, in exchange for signing the Company’s Employee Agreement and General Release, you will be paid 6 months of your then current base salary as severance.

For the purposes of this agreement, “Cause” is defined as (I) conviction of a crime involving fraud, material dishonesty or theft against LCC or a felony involving moral turpitude; (ii) willful compromise of trade secrets or other proprietary information of LCC; (iii) willful breach in any material respect to the terms of any non-solicitation, non-compete, or confidentiality agreement between you an LCC; (iv) willful failure or refusal to perform material assigned duties consistent with your title and responsibilities; or (v) engaging in gross or willful misconduct that causes material harm to the business and operations of LCC or a subsidiary, the continuation of which will continue to substantially and materially harm the business and operations of LCC or a subsidiary in the future.

LCC will pay for the cost of obtaining a work permit in the host country and any associated legal fees.

The terms, conditions, allowances and other employment policies and procedures of the Company for US Employees will apply to you and any dependents that will reside with you overseas.

It is understood that, in accepting this assignment, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, the Company and that you will refrain from local political activity and will not accept any bribes or gifts.

You agree that you may be reassigned at any time to any of the Company’s foreign or US locations and that such reassignment will depend strictly upon the future needs of the Company.

While it is anticipated that the terms of this Letter of Understanding will continue throughout your international assignment, the Company reserves the right to change any of the terms of this letter including, but not limited to, the duration of your international assignment.

This agreement is made in the Commonwealth of Virginia, United States of America, and shall be subject to the state and federal laws thereof. Each party consents to exclusive jurisdiction and venue of the federal and/or state courts of VA. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity shall not affect or render invalid or unenforceable any other provision of this letter.

/s/ C. Thomas Faulders, III Chairman & CEO	February 13, 2002 Date

I hereby agree and accept the international assignment outlined above.

/s/ Vince Gwiazdowski Employee	February 20, 2002 Date

This document is not considered executed without the signatures of ALL parties.
cc: employee file